                                                                    Exhibit 99.3


For Immediate Release                                 For Additional Information
May 27, 1999                                          Contact: Larry R. Linhart
                                                      Chairman, President And
                                                      Chief Executive Officer
                                                      614/895-1313, Ext. 3021


                 AMERILINK CORPORATION ANNOUNCES EXCHANGE RATIO

Columbus, Ohio/ May 27, 1999 - AmeriLink Corporation (NASDAQ: ALNK) announced today the exchange ratio calculated pursuant to its definitive agreement to merge with Tandy Corporation (NYSE:TAN).

Pursuant to the merger agreement, each common share of AmeriLink outstanding at closing will convert into Tandy common stock at a ratio equal to $15.60 divided by Tandy's average closing share price over the five trading days ending May 24, 1999, subject to adjustment in the event of any stock split, reverse split or stock dividend. On May 25, 1999, Tandy announced a 2-for-1 split of its common stock. The record date for the split is June 1, 1999. Based on Tandy's closing sales prices for the five trading days ended May 24, 1999, the exchange ratio is calculated to be approximately 0.2018 shares of Tandy common stock for each AmeriLink common share (or approximately 0.4036 shares of Tandy common stock after giving effect to the announced 2-for-1 split).

Under certain circumstances the merger consideration to be received by AmeriLink shareholders will be converted into cash. In the event that Tandy common stock trades during a predetermined period at prices that cause the exchange ratio to yield to the AmeriLink shareholders less than $12.00 per share in Tandy common stock, each share of AmeriLink common stock will automatically convert into $14.50 cash in the merger.

AmeriLink Corporation designs, constructs, installs and maintains cabling systems on a national basis for the transmission of video, voice and data. The Company offers these services on a national basis to providers of telecommunications services, including: major cable television multiple system operators; traditional telephone service providers, including local exchange carriers and long distance carriers; competitive local exchange carriers; Direct Broadcast Satellite providers; system integrators and users of local area network and wide-area network systems; and other businesses providing specific or bundled telecommunications services.

AmeriLink Corporation is headquartered in Columbus, Ohio and its common stock is traded on the NASDAQ National Market under the symbol "ALNK".

This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with AmeriLink at historic levels, are subject to a number of known and unknown risks. Certain statements, such as statements regarding AmeriLink's future growth and profitability, are forward-looking. These statements are based on AmeriLink's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, AmeriLink's relationship with key customers, implementation of the AmeriLink's growth strategy, seasonality, changing market conditions and customer purchase authorizations, competitive and regulatory risks associated with the telecommunications industry, new products and technological changes, and other risks detailed in AmeriLink's periodic report filings with the Securities and Exchange Commission.


                   AmeriLink Corporation (NASDAQ/NNM: "ALNK")
                             www.nacom-amerilink.com
                                       ###